Exhibit 13.16

This communication may be deemed “testing the waters” material under Regulation A under the Securities Act of 1933. This process allows companies to determine whether there may be interest in an eventual offering of its securities. We are not under any obligation to make an offering under Regulation A. We may choose to make an offering to some, but not all, of the people who indicate an interest in investing, and that offering might not be made under Regulation A. If we go ahead with an offering, we will only be able to make sales after we have filed an offering statement with the Securities and Exchange Commission (SEC) and the SEC has “qualified” the offering statement. The information in that offering statement will be more complete than the information we are providing now, and could differ in important ways. You must read the documents filed with the SEC before investing.

No money or other consideration is being solicited, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement filed by the company with the SEC has been qualified by the SEC. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification.

An indication of interest involves no obligation or commitment of any kind.

Any person interested in investing in any offering of Stacks Tokens should review our disclosures and the publicly filed offering statement relating to that offering, a copy of which is available on this website.

You may obtain a copy of the preliminary offering circular that is part of that offering statement at stackstoken.com.

Blockstack is not registered, licensed or supervised as a broker dealer or investment adviser by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA) or any other financial regulatory authority or licensed to provide any financial advice or services.

This transcript was exported on May 31, 2019 - view latest version here.

Muneeb Ali:                                                                             00:05                                                                Really excited to tell you about the new Blockstack architecture. And, before I start, so I’m a computer scientist at heart. It pains me to run you through disclaimers like these, but some of you might have noticed that we have done a public filing with the SEC for a crypto token offering in our effort to open up our netbook and the platform to general investors, which means that I have to give you this disclaimer, that this is purely a technical presentation. I’m just talking about the technology, this is not an offering for anything. For any offering-related questions or material, you should just refer to our SEC filing.

Muneeb Ali:                                                                             00:52                                                                Another comment about forward-looking segments, I especially have to be very careful about what I can and cannot say. During the presentation, I might look into the future a little bit. Those are forward-looking statements. The stuff I say may never happen. With that said, let’s talk about Blockstack, which is a full-scale decentralized computing platform.

Muneeb Ali:                                                                             01:17                                                                I think we first need to understand what’s happening in computing in general. We used to have mainframes, those big monsters would take up the entire space in an office. In a way, that was a very centralized way of computing. Your terminal was a dumb machine, and you would connect to the mainframe that would do all the computing for you, and all of your data was also stored there. If people remember the excitement that came with the desktops, these are the days of Steve Jobs and Apple. There was a revolution where now people can own their own computers. They can actually do whatever they want with them, they can even assemble them. That was the revolution of desktop computing.

Muneeb Ali:                                                                             02:03                                                                Something happened after that, and in a way, we started moving towards this centralized idea of cloud computing. If you squint your eyes a little bit, the cloud looks like a large mainframe. Your laptops are pretty much like dumb screens again. You can’t do anything useful with them without connecting to these large mainframes. An interesting thing over here is at every step of this broad shift, there was something that was a mode for a very large company. So, imagine IBM taught everything is about the hardware. They had really wanted to control the hardware, and didn’t care about software that much.

Muneeb Ali:                                                                             02:42                                                                When people could just assemble their own computers in the desktop era, software became a part, and companies like Microsoft would charge you a software license to be able to install anything. They grew a large tech company around that scarce resource.

Muneeb Ali - Blockstack The Blockstack Decentral... (Completed  05/31/19)
Transcript by Rev.com

Then the world kind of shifted again. Google has never charged you a software license for anything. They are treating the user data as a scarce resource. Companies like Facebook and Google, all they do is that they’re in the business of knowing more and more about their users, and then they monetize that data. What I’m telling you here is that the world is shifting again.

Muneeb Ali:                                                                             03:24                                                                What if you can no longer monetize user data? What if there’s a completely different computer architecture where users are in control of their own data, and apps get installed almost like how desktop apps used to get installed? Another interesting thing to notice here is at every step, the industry keeps getting bigger. The reason for that is you’re enabling more innovation. You’re enabling more developers to build the kind of things that they want to build, and they’re not limited by not having access to some underlying resource.

Muneeb Ali:                                                                             03:52                                                                We’re at the era where we don’t have access to the kind of information that Facebook and Google does, but what if that completely changes, and developers can build the kind of things that they want to build? That’s the world I’m going to talk about today.

Muneeb Ali:                                                                             04:07                                                                At Blockstack, we have more than 80 independent applications built on our platform already. These include alternatives to Google Docs, Facebook, LinkedIn, One Password, Docusign, and the list goes on and on and on. All these icons are real. Developers were able to do that because all the hard work that went into building the underlying platform. We were able to reduce decentralized computing and all of its complexity to very simple developer interfaces. Developers can go through our tutorials, sometimes in even less than an hour. All they have to worry about is how to store data, what software library are they going to use, and how they would use a decentralized authentication system, instead of usernames or passwords or relying on something like Facebook. I’ll go deeper into what the computing stack looks like.

Muneeb Ali:                                                                             05:13                                                                Let me first tell you a little bit about the Blockstack journey. The project was founded in 2013, at Princeton University by a computer scientist including myself. I did my Ph.D there. We were really in R&D phase for almost four years. Venture capitalists like Union Square Ventures, Y Combinator, Naval Ravikant and other, they basically took a bet on a research project that looked crazy, and were like, “Let’s see where this goes.” They’re trying to build something completely different from what exists, and we are going to back this team and see what they come out with their R&D.

Muneeb Ali:                                                                             05:50                                                                Around 2017, we raised a series A round, again, Union Square Ventures led our series A investment. Then we started working on launching our block chain. If you look at other block chain projects and you notice this trend over and over again, that we seem to be doing things completely opposite to a lot of other block chain projects. Block chain projects start doing R&D after launching something and having a white paper. We were careful enough to spend four years before launching anything so that we are comfortable with the technology that we have built. We took the technology to the relevant computer scientists and got it peer reviewed, and iteratively kept releasing more production systems. It’s a very careful approach to building a decentralized computing network.

Muneeb Ali:                                                                             06:37                                                                Our team actually has computer scientists from universities like Princeton and Stanford. These are some of the brightest minds I’ve ever came across in my life. I feel so grateful to get to work with them. Some of these people, like Jude or Aaron, who were with me at Princeton University, I could never imagine that I would convince them to come and work at Blockstack. And they did. They did, and it’s been quite a journey. It’s not just about computer science and distributed systems and doing breakthrough research. You also need a very strong product and engineering team as well, that can actually take that technology, commercialize it, build production systems with good user interfaces, and take this technology to a broader audience. I’m really grateful to have a really strong product and engineering team as well.

Muneeb Ali:                                                                             07:34                                                                Let’s start taking a look into the Blockstack platform. As I said that it’s a replacement for cloud computing, it almost implies that if you’re trying to replace cloud computing, you have to replace all the different components of cloud computing as well. Here’s a long list; you have to give developers an alternative to authentication. You have to tell them where can they store their data. You have to be able to get consensus on something without a central company basically running a database and giving you consensus for that. That’s the work that was done over the four years of R&D.

Muneeb Ali:                                                                             08:15                                                                Once we were able to deliver on the core platform, imagine an analogy would be that Amazon was first able to build something like AWS. AWS was ready, and then startups started building applications on top of it. That’s the exact same thing that is happening on top of Blockstack now, where developers are building decentralized alternatives to services that we are used to.

These are the alternatives to Whatsapp and Facebook and LinkedIn that I mentioned earlier. I want to clarify that we are not trying to reinvent the wheel here.

Muneeb Ali:                                                                             08:49                                                                Sometimes people classify us as a new internet or a different internet, and in some sense that’s true, but I want to point out that the lower layers of the internet stack are already decentralized. They were actually designed in a way to survive even a nuclear war. Some of the lower layer protocols are very resilient, and there’s no single point of failure. It’s what started happening at the application layer, basically at cloud computing, where single companies started providing all the services to different developers and different users, and became these massive single points of control and failure. That’s the replacement that we are now offering to developers and users. This is what the full stack computing platform looks like. Most of this is shipped. Some things like smart contracts and the full-scale mining is actually in the works, and we should be able to release more details on our smart contract language this quarter.

Muneeb Ali:                                                                             09:51                                                                I want to differentiate our approach with a lot of other decentralized computing or block chain projects. I think at a high level, we have this design philosophy that we don’t believe in “heavy block chains.” We don’t want to put a lot of logic at the block chain layer itself. Some of you might be familiar with all of the scalability debates that happened in various block chain projects, and we sort of take a step outside of it, and we have the view that block chains just don’t scale, period. Most of the limitations are at the level of physics and actual bandwidth. That is extremely hard, almost impossible to change. You have to design the stack in a way that you’re not relying on the block chain layer that much.

Muneeb Ali:                                                                             10:37                                                                Our block chain is extremely light. We don’t put a lot of logic on it, and most of the interesting things happen outside of the block chain. We focus a lot on having a really reliable, really scalable storage system. That’s why Blockstack would be ranked very high on full stack scalability. These applications can scale to millions of users today. It’s not an open R&D question for us, that can you scale?

PART 1 OF 3 ENDS [00:11:02]

Muneeb Ali:                                                                             11:02                                                                The second thing that we noticed with most other blockchain projects is that there seems to be a fascination with Turing complete languages or even running full scale compilers and letting developers do anything that they want on top of these platforms. We fundamentally believe that that’s the wrong approach. What you need to optimize for is security and predictability. Imagine a computer program that is controlling people’s money or digital assets, the only thing you want to optimize for is the security of that code, that the code does what it’s supposed to do and it doesn’t do anything else. I think that’s another thing where Blockstack’s approach really stands out.

Muneeb Ali:                                                                             11:43                                                                These problems are not theoretical. If you do a quick search of what’s happening in the crypto industry, you’ll notice that it’s filled with security problems, it’s filled with scalability problems, and the entire industry seems to be stuck at this place where there aren’t any applications that are scaling to millions of users because the underlying platforms can’t scale to millions of users. First you need to solve the problem at the infrastructure layer, and only then you will start getting these applications that have real use cases and can actually work.

Muneeb Ali:                                                                             12:17                                                                So, I can’t cover the entire computing stack. I’m going to focus on the three most important components, and they are the authentication layer, the storage layer, that’s called Gaia, and then the Stacks blockchain, and I’ll cover some of the smart contracts as well when I talk about the blockchain.

Muneeb Ali:                                                                             12:37                                                                First of all, our authentication protocol. Now imagine as a user, what if you had a universal username on the internet? It’s yours. It works on every single website, every single application, you never have to deal with passwords. You never have to make a new account ever again. It sounds magical. That’s literally what this is. It is almost like that missing piece that probably should have been a part of the internet to begin with but we never had it. You register this username as a digital asset, and you own it with a private key, and that’s where user education comes in. We have to educate users about what these private keys are, and how there is no company that can reset your password and this is something that you directly own as if you directly own Bitcoin, for people who are who are familiar with that.

Muneeb Ali:                                                                             13:29                                                                On the developer side, all you have to do is use our very easy to use developer libraries. Instead of using let’s say, the library that lets you insert Facebook Connect, you would use our authentication protocol.

These are real applications. I just randomly picked four of them and you can notice that there are different ways in which they’re asking their users to log into Blockstack. The interesting thing here is you sign up on any single one of these applications, you can use the same account everywhere else.

Muneeb Ali:                                                                             13:59                                                                There are no passwords. It almost feels like one click, and you log in almost as if there’s no difference between creating a new account or coming back and logging in. Once you leave or you delete some application, you’re not leaving a data trace with different service providers because the data is being written with you, and that’s the next thing, our Gaia storage system.

Muneeb Ali:                                                                             14:24                                                                For the storage system, I think the analogy to have in mind is that imagine private data lockers. They’re yours, no one can access them and apps are writing data in your private data lockers. In this example, let’s say there are two users, me and Brittany, who’s sitting here in the front seat, and the blue data lockers are mine, green are hers, so we could keep them on our laptops or even a cloud provider like Dropbox or Google Drive.

Muneeb Ali:                                                                             14:55                                                                For Dropbox, this is very different from using Dropbox traditionally. We’ve reduced them to a dumb cloud storage provider. We are putting encrypted data blobs on top of them and Dropbox engineers have no visibility into what is this thing that you’re storing there. It’s your personal private data locker, and internally, we have implemented something like a wide area file system where you can plug in your private data drive and apps would work with it seamlessly.

Muneeb Ali:                                                                             15:26                                                                That’s a high level of how the Gaia storage system works. In a way it’s enabling like a personal private cloud for each one of you, instead of you giving all of your data to large companies, and then getting into all sorts of trouble that comes along with giving your data to large companies.

Muneeb Ali:                                                                             15:48                                                                The next thing is our Stacks blockchain. We for the longest time wanted to build on top of some existing blockchain and we have tried this experiment on a much smaller blockchain back in the days in 2014, 2015 called Namecoin and we also tried building on top of Bitcoin. At the end of the day, we have concluded that existing blockchains are not sufficient for what we want to do, so we basically went down all the way to creating a new blockchain as well.

Muneeb Ali:                                                                             16:21                                                                A fundamental thing with launching new blockchains is that they’re inherently not very secure in the early days. You would have heard a lot about the security of Bitcoin, that it is the blockchain that is the most secure. It has the most hash power, and roughly the reason for that is it’s very hard for any single party to attack the Bitcoin blockchain. If I launch a new blockchain today, maybe nobody would notice and no one would bother attacking it but there is a possibility that in the early days of our new blockchain, it’s relatively easy for some malicious actor to try and attack that blockchain. That’s why we designed a new type of proof of work mechanism. We’re calling it tunable proof of work. What that does is it lets you reuse the hash power of an existing blockchain to bootstrap a new blockchain. I think that’s very interesting because Bitcoin is not the be all and end all of blockchains. I know there are many Bitcoin maximalists out there who would close their eyes to anything that is not Bitcoin but if you take a long enough timeline, it feels hard to imagine that Bitcoin was the first and the only thing that ever worked, but at the same time, we should recognize the reality that Bitcoin is the most secure blockchain, so how can we bootstrap new things using Bitcoin’s hash power? That is precisely what we do here.

Muneeb Ali:                                                                             17:50                                                                Imagine like something like a 5% weight is given to a new proof of work algorithm that is ours. Most of the weight is given to this process that we have called proof of burn, which is the way we reuse the hash power of Bitcoin. Over time, as hash power grows on our network, we can tune this, we can start giving more way to our proof of work and over time, depend less and less on the Bitcoin blockchain or some other blockchain that is extremely secure. That’s the base idea behind tunable proof of work.

Muneeb Ali:                                                                             18:34                                                                For proof of burn itself, which is going to be the primary way initially how we achieve consensus, think of this as the problem that we are trying to solve is we want to elect a single leader, a node that can write blocks to the Stacks blockchain and the way we are doing it that anyone who wants to participate in mining indicates their interest by burning Bitcoin on the Bitcoin blockchain.

Muneeb Ali:                                                                             19:02                                                                Once that happens, we have a verifiable random function that would pick a winner. Sure, you can increase your odds of getting selected by burning more Bitcoin, but the function is random at heart, and whoever is picked to be a leader gets to write the next block. It sounds very simple. It’s not that simple. I would highly encourage everyone to go and watch this talk by Jude Nelson, who’s one of our core developers.

He gave that talk at Hong Kong recently, where he dives deep into different corner cases and the sophistication of this particular algorithm and the way that we have implemented it.

Muneeb Ali:                                                                             19:50                                                                For our smart contract language, I would just point out the way we designed it. This is going to be launched later in the quarter, and there were certain design principles that we were following. Again, as I mentioned earlier, that we end up doing things that somehow is the exact opposite of what others are doing in this industry and I’ll give you the reasons why. The first thing is, our smart contract language is not Turing complete. People seem to sell Turing complete languages, like they’re more expressive, and you can write anything in it. Maybe you don’t want developers to write anything. Maybe you want to protect developers from themselves because it should, you should be optimizing for formal verification that you should be able to verify what this program is going to do before you run it. That’s the next point, that smart contracts on the Stacks blockchain are actually evaluated when you publish them, instead of when you run them.

Muneeb Ali:                                                                             20:54                                                                An analogy for this would be that you want to know that the software that is controlling an airplane is secure before you take off, and not let the program do whatever it wants to do while you’re mid-flight, evaluating these programs at runtime, where you have no idea what the smart contract is going to do when you can be potentially dealing with millions of dollars of money or digital assets that are very valuable, is a bad idea.

Muneeb Ali:                                                                             21:24                                                                Similarly, we actually don’t have a compiler for this language, and the reason is, and then this is a very subtle point that most developers don’t understand that even if you do formal verification on a language, and then you run it through a compiler, the thing that’s running is the compiled code, which was not formally verified, and there have been cases where bugs have been found and compilers, again the airline example. You don’t want a flight to crash because there was a bug in your compiler. We don’t use a compiler at all so you can be sure that the thing that you formally verified is the exact ...

PART 2 OF 3 ENDS [00:22:04]

Muneeb Ali:                                                                             22:00                                                                ... sure that the thing that you formerly verified is the exact code that is running as a smart contract. I would also like to point out a major difference. In most of the blockchain projects, everything is a smart contract.

That is the only language that is available to developers to build on that platform.

Muneeb Ali:                                                                             22:22                                                                So imagine that what you want to build is a decentralized Twitter and you are forced to build that as a smart contract where people are sending transactions every time they’re tweeting, which just sounds odd. In our platform, everything is not a smart contract. Barely anything is a smart contract. People are working with the programming languages that they are comfortable with. They’re using our developer tools, and they use a programming, like a smart programming language only when they need to deal with digital assets or some logic that should be automated at the blockchain layer.

Muneeb Ali:                                                                             22:58                                                                I’m going to expand this comparison to our general design philosophy. I already mentioned the difference between heavy blockchains and light blockchains. Imagine that we don’t want to keep a lot of complexity in the middle of the network. We want the network to be very, very simple, and we want to deal with complexity at the edges.

Muneeb Ali:                                                                             23:19                                                                This is actually a very well-known distributed systems design principle. It’s called the end-to-end design principle. It’s by David Clark, who was a chief protocol architect of the internet. He’s a researcher at MIT. Time and time over again in various different fields, even in hardware, we have seen that whenever you ... there are two competing architectures and one of them is very simple at the core and one of them is very complex at the core, the simple thing always ends up winning. That’s the camp that Blockstack is in.

Muneeb Ali:                                                                             23:56                                                                Also, I think in general we are in a very early stage in the crypto industry. Some of the well-defined engineering and scientific principles that we have seen in cloud computing, like imagine all the scalable systems that were built by Amazon or Google. They were published at venues like NSTI or OSTI and these other distributed system conferences. There are well-known engineering practices through which these systems go before they are pushed out to production. We are not seeing that in crypto right now.

Muneeb Ali:                                                                             24:32                                                                But Blockstack is a project that believes in the scientific process, that believes in good engineering, hygiene and practices, and that’s what we have been doing over here when we are building these massively scalable systems.

Muneeb Ali:                                                                             24:46                                                                Finally, I would point out the difference of storage. This idea that you can somehow put every user’s data on the blockchain and then somehow magically figure out how to scale that blockchain is next to impossible. You have to have a storage system that can actually scale, that can give you the same kind of performance that you would get from cloud computing, and that is not trying to put data on the blockchain or in some sort of a peer to peer system. I won’t go into the details of why such peer to peer systems are bad, but imagine that you don’t want some random person in a coffee shop to be hosting your data. When that person closes the laptop and walks out, you can no longer access your data.

Muneeb Ali:                                                                             25:33                                                                There was a really good amount of work that was done in designing really scalable cloud storage systems, and we are repurposing all of that work when we design the Gaia system.

Muneeb Ali:                                                                             25:47                                                                So in general, the thing that excites me the most is looking at the stuff that developers are building on top of Blockstack. So imagine an app store, an Apple app store. There are different categories of applications like social apps or blogging or messaging. Most of those categories of applications already exist on top of Blockstack today. Some of them, like games or gambling or decentralized finance, would be enabled when we launch our smart contract language.

Muneeb Ali:                                                                             26:22                                                                Let me quickly go over the stacks token as well. I didn’t want to discuss it too much because that’s where it links with our SEC offering, but at a very high level the stacks token is used as fuel whenever you are registering digital assets or smart contracts. Right, so you consume the token when you’re performing these operations on the network. Also for smart contracts, you are sending the stacks token to the contract for the contract to run. So in a way, the tokens are also used for computations that are happening at the blockchain layer, at the smart contract layer.

Muneeb Ali:                                                                             27:04                                                                But a very important role of tokens is actually for aligning incentives. Imagine that when Facebook hires an engineer, Facebook would give stock options to that engineer in the company. In the world that we are building, there is no company. It’s a decentralized ecosystem. So the tokens work as incentives for the core developers, for example, the employees of Blockstack PBC, but also developers in general. We designed this app mining mechanism where these tokens can flow to developers who are building high quality applications. We’ve been running that program in pilot for a couple of months. Roughly $100,000 of value flows through that system in the pilot phase, and if you read our SEC filing, you’ll notice that that value numbers are slowly going up.

I’ll leave it as an exercise to you guys to figure out what the new numbers are. Due to this app growth engine, app mining, where we’re aligning incentives for developers to basically focus on increasing the quality of their application. So imagine that it’s a mechanism where we can add different reviewers, and over time we will decentralize the entire process of how reviewers even get added or booted from the system. But imagine that we want the usability of applications to become better. We can tune the knob, add a reviewer that is explicitly ranking these applications based on the usability. All the developers are, basically have incentive now to try and go and improve that.

Muneeb Ali:                                                                             28:44                                                                So the end result for the app mining process is almost like a decentralized app store where the top applications that surface to the front are actually really good applications as decided by the various metrics that those reviewers were reviewing them on.

Muneeb Ali:                                                                             29:02                                                                And just to give you an idea of this program, it’s been running for a fairly short amount of time now. Over Q4 and Q1 the number of applications built on the platform doubled quarter over quarter. So that was the time that we spent in R&D and the infrastructure building, and now various parts of the platform are coming together. Developers have the full tool set, everything they need to be able to build these applications. Now we are focusing on getting more high quality applications on the platform.

Muneeb Ali:                                                                             29:37                                                                We’ve also started reaching out to various communities around the world. We host this flagship event every year. Last year it was in Berlin where Edward Snowden was the keynote speaker. That was a very exciting event. This year it’s not announced yet, but our main flagship event is going to be in San Francisco. In general, I think we’re a team that has been really heads-down and focused on engineering. We haven’t spent that much time or effort in taking the message out and telling the world about what we have done, but still there are articles in New York Times or there’s a course at MIT on decentralized applications where all the students are actually using Blockstack in their lab exercises.

Muneeb Ali:                                                                             30:27                                                                My personal favorite is this book on computer network, which happened to be the book that I used in my undergrad, and I learned computer networks from there. In fact, got convinced to do a PhD in computer networking by reading that book. It’s by Larry Peterson.

He’s the advisor of Jude Nelson. In the next version of the computer networking book he’s including Blockstack as an example of introducing decentralized computing. That was like coming back full circle for me, and a very deeply satisfying thing.

Muneeb Ali:                                                                             31:03                                                                I know that many developers or even users feel very frustrated by what’s happening at large companies like Facebook where every other day you see a story of how user data was being used. Or as a developer when you can’t access this information. You can’t innovate on top of these platforms, and you feel like the cloud is this big, evil thing that is in the control of only a few companies. Well, my message to all of you out there is that there is light above the clouds. All of us can actually help evolve it towards decentralized computing.

Muneeb Ali:                                                                             31:43                                                                Thank you so much.

PART 3 OF 3 ENDS [00:31:49]

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